Exhibit 99

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante,

S. A. B. de C. V. and 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Financial Statements for the Years Ended December 31, 2011, 2010 (Unaudited) and 2009 (Unaudited) and Independent Auditors’ Report Dated February 15, 2012

162

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Independent Auditors’ Report and Consolidated

Financial Statements for 2011, 2010 (Unaudited) and

2009 (Unaudited)

Independent Auditors’ Report to the Board

of Directors and Stockholders of Office

Depot de México, S. A. de C. V.

We have audited the accompanying consolidated balance sheet of Office Depot de México, S. A. de C. V. and subsidiaries (the “Company”) as of December 31, 2011, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the financial reporting standards used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Office Depot de México, S. A. de C. V. and subsidiaries as of December 31, 2011, and the result of their operations, changes in their stockholders’ equity, and their cash flows for the year then ended in conformity with Mexican Financial Reporting Standards (“MFRS”, individually referred to as Normas de Información Financiera or “NIFs”).

MFRS vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 17 to the accompanying consolidated financial statements.

The accompanying consolidated financial statements have been translated into English for the convenience of readers.

Galaz, Yamazaki, Ruiz Urquiza, S. C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Juan Antonio Rodríguez Espínola

February 15, 2012

Mexico City, Mexico

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Balance Sheets

As of December 31, 2011 and 2010 (Unaudited)

(In thousands of Mexican pesos)

	2011	2010
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$302,656	$392,917
Accounts receivable and recoverable taxes – Net	862,920	811,349
Due from related parties	224	163
Inventories – Net	2,933,151	2,729,063
Prepaid expenses	105,851	123,216

Total current assets	4,204,802	4,056,708

Property, equipment and leasehold improvements – Net	4,133,426	3,854,007
Deferred income taxes	27,224	231
Deferred statutory employee profit sharing	798	877
Intangible assets – Net	100,149	125,957
Goodwill	61,648	60,940

Total	$8,528,047	$8,098,720

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$2,191,010	$2,104,699
Inmobiliaria Lomo Lomas Verdes, S. A. de C. V. – Related party	—	466
Accrued expenses	374,817	314,729
Taxes payable	96,008	98,553

Total current liabilities	2,661,835	2,518,447

Employee retirement obligations	40,775	33,997

Total liabilities	2,702,610	2,552,444

Stockholders’ equity:
Common stock	1,266,239	1,266,239
Retained earnings	4,385,233	4,256,971
Foreign currency translation	173,965	23,066

Total stockholders’ equity	5,825,437	5,546,276

Total	$8,528,047	$8,098,720

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Statements of Income

For the years ended December 31, 2011, 2010 (Unaudited) and 2009 (Unaudited)

(In thousands of Mexican pesos)

	2011	2010	2009
		(Unaudited)	(Unaudited)
Revenues:
Net sales	$14,051,901	$12,157,735	$11,133,003
Other	75,335	80,497	82,784

	14,127,236	12,238,232	11,215,787

Costs and expenses:
Cost of sales	9,920,524	8,618,962	7,894,448
Selling, administrative and general expenses	2,907,287	2,401,564	2,120,258

	12,827,811	11,020,526	10,014,706

Other expenses	(48,452)	(23,324)	(4,694)

Net comprehensive financing cost:
Bank commissions	(172,290)	(155,184)	(145,560)
Interest expense	(21,580)	(6,684)	(17,870)
Interest income	10,486	12,391	9,106
Exchange (loss) gain	(16,438)	12,963	2,468
Other financial income – Net	74,047	71,773	51,050
Monetary position gain	—	1,506	1,993

	(125,775)	(63,235)	(98,813)

Income before income taxes	1,125,198	1,131,147	1,097,574
Income tax expense	396,936	354,031	311,550

Consolidated net income	$728,262	$777,116	$786,024

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2011, 2010 (Unaudited) and 2009 (Unaudited)

(In thousands of Mexican pesos)

	Common	Retained	Foreign Currency	Total Stockholders’
	Stock	Earnings	Translation	Equity
Balances as of January 1, 2009 (Unaudited)	$1,266,239	$3,093,831	$75,133	$4,435,203
Dividends paid ($7.207 pesos per share) (Unaudited)	—	(400,000)	—	(400,000)
Comprehensive income (Unaudited)	—	786,024	(33,733)	752,291

Balances as of December 31, 2009 (Unaudited)	1,266,239	3,479,855	41,400	4,787,494
Comprehensive income (Unaudited)	—	777,116	(18,334)	758,782

Balances as of December 31, 2010 (Unaudited)	1,266,239	4,256,971	23,066	5,546,276
Dividends paid ($10.81 pesos per share)	—	(600,000)	—	(600,000)
Comprehensive income	—	728,262	150,899	879,161

Balances as of December 31, 2011	$1,266,239	$4,385,233	$173,965	$5,825,437

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Consolidated Statements of Cash Flows

For the years ended December 31, 2011, 2010 (Unaudited) and 2009 (Unaudited)

(In thousands of Mexican pesos)

	2011	2010	2009
		(Unaudited)	(Unaudited)
Operating activities:
Income before income taxes	$1,125,198	$1,131,147	$1,097,574
Items related to investing activities:
Depreciation and amortization	302,872	262,653	261,897
(Gain) loss on sale of fixed assets	(1,147)	15,520	(1,235)
Interest income	(10,486)	(12,391)	(9,106)
Other	(708)	—	—
Items related to financing activities:
Interest expense	21,580	6,684	17,870

	1,437,309	1,403,613	1,367,000
Accounts receivable and recoverable taxes	(51,571)	(95,802)	26,639
Other accounts receivable	—	—	(4,459)
Due to/from related parties	(527)	463	131
Inventories	(204,088)	(495,636)	121,389
Prepaid expenses	17,365	(51,692)	(4,835)
Other assets	—	—	(517)
Trade accounts payable	54,145	208,820	(103,090)
Accrued expenses	(88,054)	(143,557)	5,220
Income taxes paid	(251,339)	(218,166)	(364,242)
Other liabilities	(20,136)	(17,468)	(21,779)

Net cash provided by operating activities	893,104	590,575	1,021,457

Investing activities:
Purchases of equipment and investments in leasehold improvements	(529,491)	(321,450)	(424,793)
Acquisition of subsidiaries, net of cash acquired	—	(178,353)	—
Purchase of trademark	—	(10,786)	—
Proceeds from sale of equipment	6,321	2,876	5,781
Interest received	10,486	12,391	9,106

Net cash used in investing activities	(512,684)	(495,322)	(409,906)

Financing activities:
Borrowings from related party	400,000	—	—
Banks borrowings	100,000	100,000	330,000
Repayments to related party	(400,000)	—	—
Repayments of bank borrowings	(100,000)	(100,000)	(330,000)
Interest paid	(21,580)	(6,684)	(17,870)
Dividends paid	(600,000)	—	(400,000)

Net cash used in financing activities	(621,580)	(6,684)	(417,870)

Net (decrease) increase in cash and cash equivalents	(241,160)	88,569	193,681
Effects of inflation on cash flows	—	464	26,378
Effects of exchange rate changes on cash flows	150,899	(18,334)	(33,733)
Cash and cash equivalents at beginning of year	392,917	322,218	135,892

Cash and cash equivalents at end of year	$302,656	$392,917	$322,218

See accompanying notes to consolidated financial statements.

Office Depot de México, S. A. de C. V. and Subsidiaries

(A 50% Owned Subsidiary of Grupo Gigante, S. A. B. de C. V.

and a 50% Owned Affiliate of Office Depot Delaware Overseas Finance 1, LLC)

Notes to Consolidated Financial Statements

As of December 31, 2011 and 2010 (Unaudited) and for the years ended December 31, 2011, 2010 (Unaudited) and 2009 (Unaudited)

(In thousands of Mexican pesos, unless stated otherwise)

1.	Nature of business

Office Depot de México, S. A. de C. V. (“ODM”, a 50% owned subsidiary of Grupo Gigante, S. A. B. de C. V. and 50% owned affiliate of Office Depot Delaware Overseas Finance 1, LLC) and subsidiaries (collectively, the “Company”) is a chain of 201 stores in Mexico, five in Costa Rica, six in Guatemala, three in El Salvador, two in Honduras, three in Panama, 12 in Colombia, nine distribution centers, a cross dock in Mexico that sell office supplies and electronic goods, and a printing service specializing in the retail and catalogue business for office supplies.

2.	Basis of presentation

a.	Comparability—The most significant events and transactions affecting comparability of the accompanying consolidated financial statements are discussed below:

Acquisition of subsidiaries: On September 30, 2010, ODM acquired, directly and indirectly through its subsidiaries, 100% of the voting common stock of the companies Formas Eficientes, S. A. de C. V. and Papelera General, S. A. de C. V. in Mexico, Ofixpres, S. A. S. in Colombia, Ofixpres, S. A. de C. V. in El Salvador; and FESA Formas Eficientes, S. A. in Costa Rica. The primary activities of these companies include the distribution and handling of inventories as well as fabrication of printed forms. The activities of the acquired companies are aligned with the business strategy of ODM to increase sales and augment presence in Latin America

The results of operations of the entities were included in the Company’s consolidated financial statements beginning October 1, 2010.

Consideration paid, in cash, totaled U.S.$15,408 million, equivalent to $192,293.

As of December 31, 2010, the allocation of the consideration paid to the assets acquired and the liabilities assumed was provisional as the Company was in the process of identifying certain intangibles and obtaining fair values for the assets acquired and liabilities assumed. This process was concluded in May 2011. The final allocation of the consideration paid to the acquired assets and assumed liabilities as of the date of acquisition, is presented below.

Balance as of September 30, 2010
Current assets	$509,271
Fixed assets	55,224
Intangible assets	93,805
Other assets	217

Total assets	658,517

Current liabilities	(461,679)
Long-term liabilities	(4,545)

Total liabilities	(466,224)

Net assets acquired	$192,293

As part of the allocation of the consideration paid for the acquisition, the Company identified an intangible asset, consisting of a customer list, at a value of $92,912. The Company determined the useful life of such list to be five years (see Note 8).

Additionally, in September 2010, an indirect subsidiary of the Company, located in Colombia, acquired the Ofixpres trademark for U.S.$1 million, equivalent to $11,679, paid in cash. This intangible asset has an indefinite useful life and each year is subject to impairment testing (see Note 8).

b.	Explanation for translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of Mexican Financial Reporting Standards (“MFRS”), individually referred to as Normas de Información Financiera or “NIFs”). Certain accounting practices applied by the Company that conform with MFRS may not conform with accounting principles generally accepted in the country of use.

c.	Monetary unit of the financial statements—The consolidated financial statements and notes as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 include balances and transactions denominated in Mexican pesos of different purchasing power.

d.	Consolidation of financial statements—The consolidated financial statements include the financial statements of ODM and those of its subsidiaries over which it exercises control. ODM’s shareholding percentage in their capital stock is shown below:

Company	Equity	Activity
Direct Subsidiaries:
Centro de Apoyo, S. A. de C. V.	99.998%	A Mexican real estate company, which owns properties where several stores of ODM are located.

O. D. G. Caribe, S. A. de C. V.	99.999999%	A Mexican holding company of subsidiaries specialized in the retail, catalogue business for office supplies, located in Colombia.

Servicios Administrativos Office Depot, S. A. de C. V.	99.84%	Provides administrative services to Mexican related parties, located in Mexico.

OD Guatemala y Cía. LTDA	99.9999%	Stores specializing in the sale of services and office supplies, located in Guatemala.

Erial BQ, S. A.	100%	Stores specializing in the sale of services and office supplies, located in Costa Rica.

OD El Salvador, LTDA de C. V.	99.99%	Stores specializing in the sale of services and office supplies, located in El Salvador.

OD Honduras, S. de R. L.	99.999%	Stores specializing in the sale of services and office supplies, located in Honduras.

OD Panamá, S. A.	100%	Stores specializing in the sale of services and office supplies, located in Panama.

Formas Eficientes, S. A. de C. V.	99.922%	The distribution and handling of office supplies inventories as well as printed forms, located in Mexico.

FESA Formas Eficientes, S. A.	100%	The distribution and handling of office supplies inventories as well printed forms, located in Costa Rica.

Ofixpres, S.A. de C.V.	99.939%	The distribution and handling of office supplies inventories as well as printed forms, located in El Salvador.

Company	Equity	Activity
Indirect subsidiaries:
Centro de Apoyo Caribe S. A. de C. V.	90.00%

The acquisition and leasing of all types of real estate. This company has not initiated operations as of the date of these consolidated financial statements (subsidiary of Centro de Apoyo, S. A. de C. V.), located in Mexico.

OD Colombia, S. A. S.	98.02%	Stores specializing in the sale of services and office supplies (subsidiary of ODG. Caribe, S. A. de C. V.), located in Colombia.

Papelera General, S. A. de C. V.	99.99%	The distribution of office supplies (subsidiary of Formas Eficientes, S. A. de C. V.), located in México.

Ofixpres, S. A. S.	100%	The distribution and handling of office supplies inventories as well as fabrication of printed forms, located in Colombia, (subsidiary of OD Colombia, S. A. S.).

Significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

e.	Translation of financial statements of foreign subsidiaries—To consolidate financial statements of foreign subsidiaries, the accounting policies of the foreign entity are converted to MFRS using the currency in which transactions are recorded except for the application of NIF B-10, Effects of Inflation, when the foreign entity operates in an inflationary environment, since this NIF applies to financial statements that have been remeasured to the functional currency. The financial statements are subsequently translated to Mexican pesos considering the following methodologies:

Foreign operations which operate in a non-inflationary environment and whose functional currency is the same as the currency in which transactions are recorded translate their financial statements using the following exchange rates: 1) the closing exchange rate in effect at the balance sheet date for assets and liabilities; 2) historical exchange rates for stockholders’ equity, and 3) the rate on the date of accrual of revenues, costs and expenses. Translation effects are recorded in stockholders’ equity.

Foreign operations which operate in an inflationary environment and whose functional currency is the same as the currency in which transactions are recorded, first restate their financial statements in currency of purchasing power as of the date of the balance sheet, using the price index of the country of origin of the functional currency, and subsequently translate those amounts to Mexican pesos using the closing exchange rate in effect at the balance sheet date for all items. Translation effects are recorded in stockholders’ equity.

The currency in which transactions are recorded and the functional currency of foreign operations and the exchange rates used in the different translation processes are as follows:

Company	Recording currency	Functional currency	Exchange rate to translate from functional currency to Mexican pesos
OD Guatemala y Cía. LTDA	Quetzal	Quetzal	1.7896
Erial BQ, S. A.	Colon	Colon	0.027
FESA Formas Eficientes, S. A.	Colon	Colon	0.027
OD El Salvador, LTDA de C. V.	US dollars	US dollars	13.9787
Ofixpres, S.A. de C.V.	US dollars	US dollars	13.9787
OD Honduras, S. de R. L.	Lempiras	Lempiras	0.07288
OD Panamá, S. A.	US Dollars	US Dollars	13.9787
OD Colombia, S. A. S.	Colombian pesos	Colombian pesos	0.00719
Ofixpres, S. A. S.	Colombian pesos	Colombian pesos	0.00719

f.	Comprehensive income—Represents changes in stockholders’ equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income of the year, plus other comprehensive income items of the same period, which are presented directly in stockholders’ equity without affecting the consolidated statements of income. Other comprehensive income is represented solely by the translation effects of operations of foreign entities.

g.	Classification of costs and expenses—Costs and expenses presented in the consolidated statements of income were classified according to their function. Consequently, cost of sales is presented separately from the other costs and expenses.

3.	Summary of significant accounting policies

The accompanying consolidated financial statements have been prepared in conformity with MFRS, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and their related disclosures; however, actual results may differ from such estimates. The Company’s management, upon applying professional judgment, considers that estimates made and assumptions used were adequate under the circumstances. The significant accounting policies of the Company are as follows:

a.	Accounting changes -

Beginning January 1, 2011, the Company adopted the following new NIFs, the adoption of which did not have material effects in the accompanying consolidated financial statements:

NIF C-4, Inventories—This standard eliminates direct costing as a permitted method of costing and eliminates the last-in first-out method as a technique for the measurement of cost. The standard also amended inventory valuation to be the lower of cost or market where market value is represented by net realizable value. This standard also sets rules for valuing inventory of service providers. This standard clarifies that, for inventory acquisitions in installments, the difference between the cost of inventory under normal credit terms and the actual amount paid, be recognized as a financial cost during the financing period. The standard also permits the reversal previous inventory impairment losses against current earnings of the period in which the change in estimate is determined. It also requires disclosure of the amount of inventories recognized in results of the period when cost of sales includes other elements, when a portion of cost of sales is included within discontinued operations, or when the statement of income is classified according to the nature of revenues and expenses, such that a cost of sales line item is not presented. The standard also requires disclosure of the amount of impairment losses on inventories recognized as a cost of the period. It also requires that any change in the cost allocation method be treated as an accounting change. Additionally, it requires that advances to suppliers be recognized as inventories on upon the time when the risks and benefits of ownership are transferred to the Company.

NIF C-5, Advance Payments—This standard establishes that a basic feature of advance payments is the fact that they do not transfer the risks and rewards of the ownership of goods and services to the Company. Therefore, advances for the purchase of inventories or property, plant and equipment, among others, must be presented separately from inventory or property, plant and equipment if the risks and rewards of ownership of those goods have not transferred to the Company. The standard requires that advance payments be impaired when they lose their ability to generate future economic benefits. This standard also requires classification of advance payments as current or noncurrent, depending on their nature.

NIF C-6, Property, Plant and Equipment—This standard included within its scope property, plant and equipment used to develop or maintain biological assets as well as those of extractive industries. The standard also includes guidance with respect to the treatment of non-monetary exchanges with economic substance. The standard includes the basis for determining the residual value of a component, that being the amount that could be obtained currently from the disposal of the asset, assuming it is of the age and in the condition expected at the end of its useful life. The standard eliminates the requirement to record, at an appraised value, property, plant and equipment which was acquired at no cost or at a minimal cost that does not adequately represent the economic significance of the asset. The standard also establishes the obligation to separately depreciate significant components of an item of property, plant and equipment. This provision of the standard will be effective on January 1, 2012. Finally, the standard establishes a requirement to continue depreciating a component when it is not in use, except when depreciation methods are based on usage.

Improvements to Mexican Financial Reporting Standards 2011—The main improvements generating accounting changes beginning January 1, 2011 are as follows:

Bulletin C-3, Accounts Receivable—The improvement to this Bulletin includes standards for the recognition of interest income on accounts receivable, and clarifies that recognition of accrued interest income on receivables whose collection is doubtful is prohibited.

Bulletin D-5, Leases—The improvement to this Bulletin removes the obligation to determine the incremental interest rate when the implicit rate is too low; consequently, it establishes that the discount rate to be used by the lessor to determine the present value of minimum lease payment should be the implicit interest rate of the lease agreement, if it can be easily determined. If the implicit rate cannot be easily determined, then the incremental interest rate should be used. The improvement also requires more detailed disclosures by both lessors and lessees. As well, the improvement requires that when a gain or loss on the sale in a sale and leaseback transaction is deferred, it should be amortized over the term of the agreement and not in proportion to the depreciation of the leased asset. The gain or loss on the sale in a sale and leaseback transaction involving an operating lease should be recognized in results at the time of sale, provided that the transaction is established at fair value. If the sale price is below the carrying value of the asset, the result should be recognized immediately in current earnings, unless the loss is offset by future payments that are below the market price of the lease, in which case the loss should be deferred and amortized over the term of the agreement. If the sale price is greater than the carrying value of the asset, the excess should be deferred and amortized over the term of agreement.

b.	Recognition of the effects of inflation—Beginning on January 1, 2008, the Company discontinued recognition of the effects of inflation in its consolidated financial statements for those entities that do not operate in an inflationary environment, as that term is defined in MFRS. However, assets and stockholders’ equity include the restatement effects recognized by those entities through December 31, 2007. The cumulative inflation rate in Mexico for the three fiscal years prior to those ended December 31, 2011, 2010 and 2009 was 12.26%, 15.19% and 14.48%, respectively, for which reason the economic environment continued to be considered non-inflationary in all periods. Inflation rates for the years ended 2011, 2010 and 2009 were 3.82%, 4.40% and 3.57%, respectively.

For those entities that operate in an inflationary environment, the Company continues to recognize the comprehensive effects of inflation.

c.	Cash and cash equivalents—Cash and cash equivalents consist mainly of bank deposits in checking accounts and readily available daily investments of cash surpluses. Cash and cash equivalents are stated at nominal value plus accrued yields, which are recognized in results as they accrue. The Company considers all short-term highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

d.	Concentration of credit risk—The Company sells products to customers primarily in the retail trade in Mexico. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral. The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base and their geographical dispersion. The Company also believes that its potential credit risk is adequately covered by the allowance for doubtful accounts.

e.	Inventories and cost of sales—Inventories are stated at the lower of cost or realizable value. Cost is determined using the average cost method.

f.	Property, equipment and leasehold improvements—Property, equipment and leasehold improvements are recorded at acquisition cost. Balances from acquisitions made through December 31, 2007, were restated for the effects of inflation by applying factors derived from the NCPI through that date.

Depreciation is calculated using the straight-line method based on the useful lives of the related assets, as follows:

Average years
Buildings	40
Leasehold improvements	9-25
Furniture and fixtures	4-10
Computers	4
Vehicles	4-8

The useful lives of fixed assets are reviewed at least annually to determine whether events and circumstances warrant a revision.

g.	Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived asset in use, other than goodwill and intangible assets with indefinite useful lives, when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the aforementioned amounts. Impairment indicators considered for these purposes are, among others, operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, competition and other legal and economic factors.

h.	Goodwill and intangible assets—Goodwill represents the excess of consideration paid over the fair value of the net assets acquired in subsidiary shares, as of the date of acquisition. Through December 31, 2007, goodwill was restated for the effects of inflation using the NCPI. Intangible assets with indefinite useful lives are carried at cost. Goodwill and intangible assets with indefinite useful lives are not amortized and are subject to impairment tests at least once a year, based on the methodology described in Note 3.g above.

The Company amortizes the cost of its intangible assets with definite useful lives over such estimated useful lives. These lives are reviewed at least annually to determine whether events and circumstances warrant a revision. Useful lives are as follows:

Years
Customer list	5
Non-compete agreement	10

i.	Provisions—Provisions are recognized for current obligations that arise from a past event, that are probable to result in the use of economic resources, and that can be reasonably estimated.

j.	Direct employee benefits—Direct employee benefits are calculated based on the services rendered by employees, considering their most recent salaries. The liability is recognized as it accrues. These benefits include mainly statutory employee profit sharing (“PTU”) payable, compensated absences, such as vacation and vacation premiums, and incentives.

k.	Employee benefits from termination, retirement and other—Liabilities from seniority premiums and, severance payments are recognized as they accrue and are calculated by independent actuaries based on te projected unit credit method using nominal interest rates.

l.	Statutory employee profit sharing (PTU)—PTU is recorded in the results of the year in which it is incurred and presented under other income and expenses in the accompanying consolidated statements of income. Deferred PTU is derived from temporary differences that result from comparing the accounting and tax bases of assets and liabilities and is recognized only when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

m.	Income taxes—Income tax (“ISR”) and the Business Flat Tax (“IETU”) are recorded in the results of the year they are incurred. To recognize deferred income taxes, based on its financial projections, the Company determines whether it expects to incur ISR or IETU and, accordingly, recognizes deferred taxes based on that expectation. Deferred taxes are calculated by applying the corresponding tax rate to temporary differences resulting from comparing the accounting and tax bases of assets and liabilities and including, if any, future benefits from tax loss carryforwards and certain tax credits. Deferred tax assets are recorded only when there is a high probability of recovery.

n.	Foreign currency transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into functional currency amounts at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost in the consolidated statements of income.

o.	Revenue recognition—Revenues are recognized in the period in which the risks and rewards of ownership of the inventories are transferred to the customers, which generally coincides with the delivery of products to customers in satisfaction of orders.

Revenue is recognized at the point of sale for retail transactions and at the time of successful delivery for contract, catalog and internet sales. Sales taxes collected are not included in reported sales. The Company does not charge shipping and handling costs to its customers; such costs are included within selling, administrative and general expenses within the consolidated statements of income and amounted to $105,389, $101,803 and $ 93,002 in 2011, 2010 (unaudited) and 2009 (unaudited), respectively.

p.	Advertising—Advertising costs are charged to expense when incurred. Advertising expense for the years ended December 31, 2011, 2010 (unaudited) and 2009 (unaudited) was $203,451, $202,107 and $162,399, respectively. Prepaid advertising costs were $59,936 and $71,649 as of December 31, 2011 and 2010 (unaudited).

q.	Reclassifications—Certain amounts in the consolidated financial statements as of and for the year ended December 31, 2010 (unaudited) and 2009 (unaudited) have been reclassified in order to conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2011.

4.	Cash and cash equivalents

	2011	2010
		(Unaudited)
Checking accounts	$290,598	$279,572
Readily available daily investments	12,058	113,345

	$302,656	$392,917

5.	Accounts receivable and recoverable taxes

	2011	2010
		(Unaudited)
Trade accounts receivable	$619,977	$502,637
Allowance for doubtful accounts	(10,259)	(4,109)

	609,718	498,528

Sundry debtors	32,871	33,659
Recoverable taxes, mainly value-added tax and income tax	1,134	71,653
Value-added tax	219,197	207,509

	$862,920	$811,349

Movements in the allowance for doubtful accounts for the years ended December 31 are as follows:

	Balance at beginning of period	Additional charged to expenses	Write-offs of uncollectible accounts	Balance at ending of period
2011	$4,109	$7,556	$1,406	$10,259
2010 (Unaudited)	2,305	3,276	1,472	4,109
2009 (Unaudited)	5,053	1,327	4,075	2,305

6.	Inventories

	2011	2010
		(Unaudited)
Inventories	$2,904,640	$2,708,292
Allowance for obsolete inventories	(12,659)	(11,983)

	2,891,981	2,696,309
Goods in-transit	41,170	32,754

	$2,933,151	$2,729,063

Movements in the allowance for obsolete inventories for the years ended December 31 are as follows:

	Balance at beginning of period	Additional charged to expenses	Shrinkage	Balance at ending of period
2011	$11,983	$16,759	$16,083	$12,659
2010 (Unaudited)	5,022	16,622	9,661	11,983
2009 (Unauidted)	5,968	3,127	4,073	5,022

7.	Property, equipment and leasehold improvements

	2011	2010
		(Unaudited)
Buildings	$2,148,074	$2,044,160
Leasehold improvements	1,042,345	940,559
Furniture and fixtures	966,230	868,628
Computers	314,352	276,494
Vehicles	160,225	146,038

	4,631,226	4,275,879
Accumulated depreciation and amortization	(1,936,834)	(1,681,623)

	2,694,392	2,594,256
Land	1,365,260	1,248,269
Construction in-progress	73,774	11,482

	$4,133,426	$3,854,007

Depreciation expense for the years ended December 31, 2011, 2010 (unaudited) and 2009 (unaudited) was $207,982, $196,794 and $193,502, respectively.

Amortization expense for the years ended December 31, 2011, 2010 (unaudited) and 2009 (unaudited) was $94,890, $65,859 and $68,395, respectively.

8.	Intangible assets

Intangible assets as of December 31, are as follows:

	2011	2010
		(Unaudited)
Intangible assets with finite useful lives:
Non-compete agreement	$24,121	$21,366
Customer list	103,346	92,912

	127,467	114,278
Accumulated amortization	(40,308)	—

	87,159	114,278
Intangible asset with indefinite useful life:
Trade mark	12,990	11,679

	$100,149	$125,957

Amortization expense of intangible assets for the years ended December 31, 2011, 2010 (unaudited) and 2009 (unaudited) was $36,641, $0 and $0, respectively. The estimated aggregate amortization expense of intangible assets with finite lives for each of the five following years is as follows:

2012	$22,594
2013	$22,594
2014	$22,594
2015	$17,448
2016	$1,929

9.	Employee retirement obligations

a.	The Company pays seniority premium benefits to its employees, which consist of a lump sum payment of 12 days’ wage for each year worked, calculated using the most recent salary, not to exceed twice the minimum wage established by law. The related liability and annual cost of such benefits are calculated by an independent actuary on the basis of formulas defined in the plans using the projected unit credit method.

b.	Present value of these obligations are:

	2011	2010 (Unaudited)
Defined benefit obligation—Underfunded	$(42,316)	$(35,614)

Unrecognized items:
Past service costs, change in methodology and changes to the plan	1,020	704
Transition liability	291	635
Actuarial gains and losses	230	278

Total unrecognized amounts pending amortization	1,541	1,617

Net projected liability	$(40,775)	$(33,997)

c.	Nominal rates used in actuarial calculations are as follows:

	2011	2010 (Unaudited)
	%	%
Discount of the projected benefit obligation at present value	7.98	7.98
Salary increase	5.86	5.86
Minimum wage increase rate	4.27	4.27

The transition liability balance generated in 2007 will be amortized over a five-year period.

d.	Net cost for the period includes the following items:

	2011	2010	2009
		(Unaudited)	(Unaudited)
Service cost	$9,255	$9,220	$10,724
Interest cost	2,880	2,068	1,761
Amortization of unrecognized prior service costs	5,197	3,978	385
Actuarial gains	(6,977)	(1,759)	(1,621)
Effect of personnel reduction or early termination (other than a restructuring or discontinued operation)	(605)	(509)	(875)

Net cost for the period	$9,750	$12,998	$10,374

e.	Changes in present value of the defined benefit obligation, are as follows:

	2011	2010	2009
		(Unaudited)	(Unaudited)
Benefit obligation at beginning of year	$33,997	$24,773	$19,837
Service cost	9,255	9,220	10,724
Interest cost	2,880	2,068	1,761
Amortization of unrecognized prior service costs	5,197	3,977	384
Actuarial gains and losses – Net	(6,977)	(1,759)	(1,621)
Benefits paid	(2,972)	(3,775)	(5,438)
Effect of personnel reduction or early termination	(605)	(507)	(874)

Present value of the defined benefit obligation as of December 31	$40,775	$33,997	$24,773

f.	Under Mexican legislation, the Company must make payments equivalent to 2% of its workers’ daily integrated salary (ceiling) to a defined contribution plan that is part of the retirement savings system. The expense in 2011, 2010 (unaudited) and 2009 (unaudited) was $14,348, $12,552 and $11,695, respectively.

10.	Stockholders’ equity

a.	Common stock at par value (historical pesos) as of December 31, 2011 and 2010 (unaudited) is as follows:

	Number of Shares	Amount
Fixed capital:
Series A	2,500	$25
Series B	2,500	25

	5,000	50

Variable capital:
Series A	27,749,159	277,492
Series B	27,749,159	277,492

Total	55,498,318	554,984

	55,503,318	$555,034

Common stock consists of common nominative shares at a par value of $10 per share. Series A shares represent 50% of common stock and may only be acquired by Mexican citizens. Series B shares represent 50% of common stock and may be freely subscribed. Variable capital is unlimited.

b.	Pursuant to a resolution at the general ordinary stockholders’ meeting held on April 8, 2011, a dividend was declared out of the net tax income account (CUFIN) for $600,000.

c.	Pursuant to a resolution at the general ordinary stockholders’ meeting held on January 16, 2009, a dividend was declared out of the net tax income account (CUFIN) for $400,000.

d.	Retained earnings include the statutory legal reserve. The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. As of December 31, 2011 and 2010, the legal reserve, in historical pesos, was $111,007.

e.	Stockholders’ equity, except restated paid-in capital and tax retained earnings will be subject to ISR payable by the Company at the rate in effect upon distribution. Any tax paid on such distribution may be credited against annual and estimated income taxes of the year in which the tax on dividends is paid and the following two fiscal years.

f.	The balances of the stockholders’ equity tax accounts as of December 31, are:

	2011	2010
		(Unaudited)
Contributed capital account	$1,515,297	$2,867,218
Net tax income account (CUFIN)	4,785,758	4,940,345

Total	$6,301,055	$7,807,563

11.	Foreign currency balances and transactions

a.	As of December 31, the foreign currency monetary position is as follows:

	2011	2010
		(Unaudited)
Thousands of U.S. dollars:
Monetary assets	$26,083	$14,223
Monetary liabilities	(28,639)	(36,235)

Net monetary liability position	(2,556)	(22,012)

Equivalent in thousands of Mexican pesos	$(35,733)	$(272,509)

b.	Transactions denominated in foreign currency were as follows:

	2011	2010	2009
(Thousands of U.S. dollars)		(Unaudited)	(Unaudited)
Import purchases	183,755	151,944	120,977
Acquisition of fixed assets	18,657	19,825	4,551
Other expenses	606	534	504

c.	Mexican peso exchange rates in effect at the dates of the consolidated balance sheets and the date of the related independent auditors’ report were as follows:

	December 31,		February 15,
	2011	2010	2012
		(Unaudited)
Mexican pesos per one U. S. dollar	$13.98	$12.38	$12.77

12.	Transactions and balances with related parties

a.	Transactions with related parties, carried out in the ordinary course of business, were as follows:

	2011	2010	2009
		(Unaudited)	(Unaudited)
Sales:
Restaurantes Toks, S. A. de C. V.	$1,144	$1,110	$646
Servicios Gastronómicos Gigante, S. A. de C. V.	155	184	237
Servicios Toks, S. A. de C. V.	146	181	226
Distribuidora Store Home, S. A. de C. V.	76	56	—
Unidad de Servicios Compartidos, S. A. de C. V.	48	49	—
Grupo Gigante, S. A. B. de C. V.	17	30	—
Gigante, S.A. de C. V.	2	4	56
Gigante Grupo Inmobiliario, S. A. de C. V.	24	2	—
Inmobiliarias Toks, S. A. de C. V.	—	—	68
Other related parties	1,778	3,735	5,070

Leases and maintenance income:
Restaurantes Toks, S. A. de C. V.	11,244	10,086	9,134
Distribuidora Store Home, S. A. de C. V.	3,004	2,400	373
Servicios Toks, S. A. de C. V.	2,277	2,188	1,892
Other related parties	1,167	1,119	1,062

	2011	2010	2009
		(Unaudited)	(Unaudited)
Leases, maintenance and other expenses:
Gigante Grupo Inmobiliario	38,891	32,433	30,845
Office Depot, Inc.	3,088	1,966	471
Gigante, S. A. de C. V.	170	91	—
Other related parties	9,687	9,714	9,814

Interest expense:
Grupo Gigante, S. A. B. de C. V.	18,899	—	7,403

Acquisition and vehicles maintenance:
Ola Polanco, S. A. de C. V.	2,433	3,273	4,086
Nami Naucalpan, S. A. de C. V.	—	18	1,250

Services paid:
Compañía Mexicana de Aviación, S. A. de C. V.	—	3,654	6,365

Intermediation commissions paid:
Office Depot Asia Holding Limited	—	17,526	18,276

Purchase of inventories:
Office Depot Asia Holding Limited	269,706	17,424	—
Office Depot Japan	—	—	657

b.	Balances due from related parties are as follows:

	2011	2010
		(Unaudited)
Restaurantes Toks, S. A. de C. V.	$144	$85
Servicios Toks, S. A. de C. V.	16	21
Grupo Gigante S. A. B. de C. V.	14	20
Distribuidora Storehome, S. A. de C. V.	13	19
Servicios Gastronómicos Gigante, S. A. de C. V.	10	8
Gigante, S. A. de C. V.	—	2
Other related parties	27	8

	$224	$163

13.	Other expenses

a.	Detail is as follows:

	2011	2010	2009
		(Unaudited)	(Unaudited)
PTU	$(10,265)	$(7,804)	$(5,929)
Colombian equity tax	(39,334)	—	—
Gain (loss) on sale of fixed assets	1,147	(15,520)	1,235

	$(48,452)	$(23,324)	$(4,694)

b.	PTU is as follows:

	2011	2010	2009
		(Unaudited)	(Unaudited)
PTU:
Current	$(10,186)	$(8,822)	$(5,244)
Deferred	(79)	1,018	(685)

	$(10,265)	$(7,804)	$(5,929)

The main items that give rise to deferred PTU asset as of December 31, 2011and 2010 (unaudited) are accrued expenses for $798 and $877, respectively.

14.	Tax environment

Income taxes in Mexico -

The Company is subject to ISR and IETU.

The ISR rate is 30% for 2010 through 2012 and was 28% in 2009; it will be 29% for 2013 and 28% for 2014.

IETU—Revenues, as well as deductions and certain tax credits, are determined based on cash flows of each fiscal year. Beginning in 2010, the IETU rate is 17.5%, and it was 17% in 2009. The Asset Tax (IMPAC) Law was repealed upon enactment of the IETU Law; however, under certain circumstances, IMPAC paid in the ten years prior to the year in which ISR is paid for the first time, may be recovered, according to the terms of the law.

Income tax incurred will be the higher of ISR and IETU.

Based on its financial projections and according to Interpretation of Financial Information Standard (“INIF”) 8, Effects of the Business Flat Tax, the Company determined that certain subsidiaries will pay ISR while others will pay IETU. Therefore, deferred income taxes are calculated under both tax regimes.

Income taxes in other countries -

The foreign subsidiaries calculate income taxes on their individual results, in accordance with the regulations of each country.

The tax rates applicable in other countries where the Company operates and the period in which tax losses may be applied, are as follows:

	Statutory income tax rate (%)			Period of
	2011	2010	2009	expiration
Colombia	33.0	33.0	33.0	(a	)
Costa Rica	30.0	30.0	30.0	3
El Salvador	25.0	25.0	25.0	(b	)
Guatemala	31.0	31.0	31.0	(b	)
Honduras	35.0	35.0	30.0	4
Panama	25.0	27.5	30.0	5

(a)	Tax losses generated in 2006 may be amortized up to 25% in each fiscal year. Beginning 2007, tax losses may be amortized without limitation on the value or period.
(b)	Operating losses are not amortizable.

a.	Income taxes are as follows:

	2011	2010	2009
		(Unaudited)	(Unaudited)
ISR:
Current	$398,200	$365,899	$345,316
Deferred	(41,574)	(43,345)	(58,857)

	356,626	322,554	286,459

IETU:
Current	25,728	23,892	17,818
Deferred	14,582	7,585	7,273

	40,310	31,477	25,091

Total	$396,936	$354,031	$311,550

b.	Income taxes and the reconciliation of the statutory and effective ISR rates, expressed in amounts and as a percentage of income before income taxes, are:

	2011	2010	2009
		(Unaudited)	(Unaudited)
	%	%	%
Statutory tax rate	30	30	28
Effects of inflation	(2)	(3)	(2)
Non deductible expenses	1	1	—
Other	2	—	—
IETU	4	3	2

	35%	31%	28%

c.	The main items originating the deferred ISR asset are:

	2011	2010
		(Unaudited)
Deferred ISR asset:
Effect of tax loss carryforwards	$78,229	$79,663
Property, equipment and leasehold improvements	110,500	115,754
Accrued liabilities	17,422	24,598
Allowance for doubtful accounts	853	1,891
Other, net	11,706	11,841

Deferred ISR asset	218,710	233,747

Deferred ISR liability:
Inventories	(55,539)	(96,920)
Advanced payments	(19,957)	(31,523)

Deferred ISR liability	(75,496)	(128,443)

Valuation allowance for deferred ISR asset	(75,587)	(79,242)

Net deferred ISR asset	$67,627	$26,062

Movements in the valuation allowance for the deferred ISR asset for the years ended December 31 are as follows:

	Balance at beginning of period	Additional charged to expenses	Amortization of tax losses	Balance at ending of period
2011	79,242	21,147	24,802	75,587
2010 (Unaudited)	33,155	46,087	—	79,242
2009 (Unaudited)	2,566	30,589	—	33,155

d.	As of December 31, the main items that give rise to a deferred IETU liability are:

	$0000.00	$0000.00
	2010	2009
		(Unaudited)
Deferred IETU liability:
Accounts receivable	$—	$(1,761)
Accounts receivable from affiliated companies	(49,690)	(33,395)
Vehicles	(1,789)	(344)

Deferred IETU liability	(51,479)	(35,500)

Deferred IETU asset:
Accrued expenses	11,076	9,669

Deferred IETU asset:	11,076	9,669

Total IETU liability	$(40,403)	$(25,831)

Deferred income taxes	$27,224	$231

e.	The benefits of restated tax loss carryforwards for which the deferred ISR asset has been recognized, can be recovered subject to certain conditions in different jurisdictions. Restated amounts as of December 31, 2011 and expiration dates are:

Year of Expiration	Tax loss Carryforwards
2012	$4,277
2013	2,236
2014	1,146
2015	643
2016	586
2017	31
2018	961
2019	357
2020	22
2021	21

$10,280

In Colombia, tax losses carryforwards of $229,052 as of December 31, 2011 can be recovered without limitation on the value or period.

15.	Commitments and Contingencies

Commitments

The Company leases retail stores and other facilities under operating lease agreements with initial lease terms expiring in various years through 2040. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance and common area maintenance on most of the Company’s facility leases.

The table below shows future minimum lease payments due under the non-cancelable portions of our leases as of December 31, 2011.

2012	$324,970
2013	313,093
2014	289,908
2015	282,341
2016	269,559
Thereafter	2,118,879

Rent expense was $352,185, $294,838 and $271,162 in 2011, 2010, and 2009, respectively.

Legal Matters

On August 31, 2005, in an effort to expand operations within Mexico, a sublease agreement with respect to a plot of land was signed between the Company and a third party, under which the Company would sublease the land and build one of its Office Depot stores. After subsequent analysis, in its own best interest, the Company decided not to proceed with the project and notified the third party of its intent to early terminate the sublease contract. The third party considered this to be a breach of the sublease contract, which resulted in the Company filing a lawsuit against the sublessor in July 2006, seeking the early termination of the contract. The third party filed a counterclaim against the Company seeking mandatory performance by the Company under the contract.

In October 2008, the Company was ordered under the counterclaim to comply with the terms of the sublease agreement, which requires the construction of an Office Depot store on the plot of land. The Company filed an appeal in January 2009. On August 19, 2010 the court rejected the Company’s appeal of January 2009.

The Company is currently seeking an amparo lawsuit (an injunction on constitutional grounds) against the August 19, 2010 ruling. If the verdict of October 2008 were confirmed as definitive, the Company would be required to pay both the rentals due under the terms of the sublease agreement as well as the construction of an Office Depot store.

As of December 31, 2011, the Company, together with its counsel, estimates that the accrued rentals and the approximate cost of the construction of the Office Depot store total approximately $17,500. A liability has not been recognized for this amount, as the Company does not believe that a negative outcome is probable, as there are reasonable legal grounds indicating the possibility that the October 2008 verdict may be overturned.

16.	New accounting principles

As part of its efforts to make Mexican standards converge with international standards, in 2011, the Mexican Board for Research and Development of Financial Information Standards (“CINIF”) issued the following NIFs, INIFs and improvements to NIFs, which will become effective as of January 1, 2012:

B-3, Statement of Comprehensive Income

B-4, Statement of Changes in Stockholders’ Equity

C-6, Property, Plant and Equipment

Improvements to Mexican Financial Reporting Standards 2012

Some of the most important changes established by these standards are:

NIF B-3—Statement of Comprehensive Income, provides the option of presenting a) a single statement of comprehensive income (loss) containing the items that comprise (i) net income (loss) of the entity, (ii) other comprehensive income (loss) items of the entity and (iii) equity in other comprehensive income (loss) of other entities, such as associates, or b) two statements: a statement of income (loss), which would include only items that make up net income (loss), and a separate statement of other comprehensive income (loss), which should begin with net income (loss) and immediately present other comprehensive income (loss) items of the entity and other comprehensive income (loss) of other entities, such as associates. In addition, NIF B-3 establishes that items should not be separately presented as non-ordinary in the financial statements or the notes to the financial statements.

NIF B-4, Statement of Changes in Stockholders’ Equity, establishes the general principles for the presentation and structure of the statement of changes in stockholders’ equity, such as showing retroactive adjustments due to accounting changes and correction of errors that affect the beginning balances of stockholders’ equity and presenting comprehensive income (loss) in a single line item, presenting detail of all items comprising comprehensive income (loss) based on the requirements of NIF B-3.

NIF C-6, Property, Plant and Equipment, establishes the obligation to depreciate separately all components that comprise a single item of property, plant and equipment, as opposed to depreciating the asset as if it were a single component.

Improvements to Mexican Financial Reporting Standards 2012—The main improvements that generate accounting changes that should be recognized retroactively in fiscal years beginning on January 1, 2012 are:

NIF C-1, Cash and Cash Equivalents, requires that cash and restricted cash equivalents be presented in the balance sheet at current, provided such restriction expires within 12 months from the balance sheet date; if the restriction expires at a later date, this line item should be presented under long-term assets.

Bulletin C-11, Stockholders’ Equity, eliminates the requirement to record donations received by an entity as part of capital contributions. Under NIF B-3, Statement of Income, such donations should be recorded as revenue in the statement of income.

Bulletin C-15, Accounting for Impairment and Disposal of Long-lived Assets, eliminates: a) the requirement that an asset not be in use in order to classify it as available-for-sale, and b) the reversal of goodwill impairment losses. It also establishes that impairment losses in the value of long-lived assets be presented in the statement of income under the cost and expense line items corresponding to other changes in the related asset, and not under other income and expenses, or as a special item.

NIF D-3, Employee Benefits, requires that current and deferred PTU be presented in the statement of income under the cost and expense line items corresponding to other related employee benefits and not under other income and expenses.

Other Improvements to Mexican Financial Reporting Standards 2012 were issued that do not generate accounting changes, including the requirement of further disclosures about key assumptions used in the estimates and valuation of assets and liabilities at fair value that might give rise to significant adjustments to such values in the next accounting period.

As of the date of these consolidated financial statements, the Company is still in the process of determining the effects of adoption of these new standards.

17.	Differences between MFRS and accounting principles generally accepted in the United States of America (“U.S. GAAP”)

The accompanying consolidated financial statements of the Company are prepared in accordance with MFRS, which may vary in certain significant respects from U.S. GAAP. Note 3 to the accompanying consolidated financial statements summarizes the accounting policies adopted by the Company. The principal differences between MFRS and U.S. GAAP as they affect the Company’s consolidated net income, consolidated stockholders’ equity, presentation of consolidated financial information and the relevant disclosures are summarized below:

	$00000.	$00000.	$00000.
	2011	2010	2009
		(Unaudited)	(Unaudited)
Consolidated net income under MFRS	$728,262	$777,116	$786,024
(i) Elimination effects of inflation	30,570	25,467	33,876
(ii) Employee retirement obligations	(485)	2,209	96
(iii) Rent holidays	411	(4,664)	(771)
(v) Deferred PTU asset	79	(1,018)	—

Total U.S. GAAP adjustments	30,575	21,994	33,201

(vi) Deferred income tax effects on U.S. GAAP adjustments	22,927	(5,412)	2,256

Consolidated net income under U.S. GAAP	$781,764	$793,698	$821,481

	$00000.00	$00000.00
	2011	2010
		(Unaudited)
Consolidated stockholders’ equity under MFRS (1)	$5,825,437	$5,546,276
(i) Elimination effects of inflation	(449,849)	(470,312)
(ii) Change in employee retirement obligations	1,392	(851)
(iii) Rent holidays	(39,600)	(40,011)
(iv) Amortization of goodwill	13,812	13,812
(v) Deferred PTU asset	(798)	(877)

Total U.S. GAAP adjustments	$(475,043)	$(498,239)

(vi) Deferred income tax effects on U.S. GAAP adjustments	140,543	118,193

Consolidated stockholders’ equity under U.S. GAAP	$5,490,937	$5,166,230

(1)	Individual adjustments to the accompanying reconciliation of stockholders’ equity include the effects of translation of foreign operations whose functional currency is different from the Mexican peso.

(i)	Elimination of the effects of inflation—Through December 31, 2007, MFRS required the recognition of the comprehensive effects of inflation on consolidated financial information. Beginning January 1, 2008, MFRS only requires the recognition of the effects of inflation for entities that operate in an inflationary environment (one whose cumulative inflation for the preceding three-year periods equals or exceeds 26%). Since that date, Mexico has ceased to be an inflationary economic environment. However assets, liabilities and stockholders’ equity under MFRS include the effects of inflation recognized through December 31, 2007. Additionally, certain of the Company’s Latin American operations operate in inflationary economic environments for certain of the years presented in the accompanying consolidated financial statements. The Company has continued to recognize the comprehensive effects of inflation for those operations.

U.S. GAAP generally requires the use of the historical cost basis of accounting, except when an entity operates in a highly inflationary economy. Accordingly, the comprehensive effects of inflation recognized under MFRS have been eliminated in the accompanying reconciliation of consolidated net income and stockholders’ equity to U.S. GAAP.

(ii)	Employee retirement obligations—Under MFRS, liabilities from seniority premiums, pension plans and severance payment are recognized as they accrue, determined based on actuarial calculations using the projected unit credit method. The liability recognized under MFRS does not include unrecognized items such as actuarial gains and losses and prior service costs, which under MFRS, will be amortized to the liability generally over the remaining service period of the employees.

U.S. GAAP requires recognition of the fully overfunded or underfunded status of the liability for defined benefit employee obligations, with an offsetting entry to other comprehensive income. The amounts included in other comprehensive income are reclassified into results generally over the remaining service period of the employees. Additionally, for certain termination benefits under MFRS, modifications to a plan and the related prior service costs are recognized within results in the year of modification; under U.S. GAAP, these prior service costs are recognized in other comprehensive income and amortized to results generally over the remaining service period of the employees. Accordingly, the adjustment in the accompanying reconciliations of consolidated net income and stockholders’ equity to U.S. GAAP include the recognition of the fully underfunded status of the obligation under U.S. GAAP within other comprehensive income and (ii) the difference in recognition of prior service costs related to certain termination benefits, given modifications to such benefits in 2010, for which under MFRS, the full amount of the prior service costs were recognized in results in that year while for U.S. GAAP, these costs will continue to be amortized to results over future years.

In addition, U.S. GAAP requires certain additional disclosures as shown below:

	Employee retirement obligations 2011	Employee retirement obligations 2010
		(Unaudited)
As of December 31:
Projected benefit obligation	$41,780	$35,518

Change in benefit obligation:
Benefit obligation at beginning of year	35,518	25,713
Service cost	9,255	9,096
Interest cost	2,880	2,029
Amortization of transition obligation	3,558	1,848
Amortization of prior service cost	1,371	2,445
Actuarial gain	(7,830)	(1,838)
Benefit paid	(2,972)	(3,775)

Benefit obligation at end of year	$41,780	$35,518

	Employee retirement obligations 2011	Employee retirement obligations 2010
		(Unaudited)
Components of net periodic cost:
Service cost	$9,255	$9,096
Interest cost	2,880	2,029
Amortization of transition obligation	3,590	1,976
Amortization of prior service cost	1,371	—
Curtailment	(2,395)	—
Amortization of net gain	(4,466)	(2,312)

Net periodic cost	$10,235	$10,789

The amount in accumulated other comprehensive income expected to be recognized as component of net periodic benefit cost over the following fiscal year is $519.

Weighted-average assumptions used to determine benefit obligations and net periodic benefit cost as of and for the year ended December 31, 2011 and 2010:

Discount of the projected benefit obligation at present value	7.98
Salary increase	5.86
Minimum wage increase rate	4.27

(iii)	Rent holidays—Under MFRS, rental expense is recorded beginning when the related store initiates operations.

Under U.S. GAAP, rental expense is recognized on a straight-line basis, or another more appropriate systematic approach, which does not necessarily depend upon initiation of operations of the related store.

(iv)	Amortization of goodwill—Under MFRS, goodwill stemming from an acquisition of a business was amortized through 2004.

Under U.S. GAAP, amortization of goodwill ceased on January 1, 2002. The adjustment to the reconciliation of consolidated stockholders’ equity represents the amortization of goodwill which occurred on goodwill from January 1, 2002 to December 31, 2005.

(v)	Deferred PTU asset—Mexican statutory requirements require Mexican entities to pay statutory employee profit sharing (PTU) to their employees. Current PTU is recorded in the results of the year in which it is incurred. The recognition of deferred PTU is also required, whether it results in a net liability or net asset position, and is determined considering temporary differences between the accounting and the PTU bases of assets and liabilities.

While U.S. GAAP also contemplates the recognition of a net deferred PTU liability, it does not permit the recognition of a net deferred PTU asset, given that it does not necessarily embody a probable future benefit to contribute directly or indirectly to the future net cash inflows of an entity. Accordingly, the adjustment in the accompanying reconciliation of consolidated net income and stockholders’ equity represents the removal of such deferred PTU asset.

(vi)	Deferred income taxes—The recognition of income taxes, including deferred income taxes, under MFRS considers a methodology similar to that required under U.S. GAAP. The adjustments to the accompanying reconciliations of consolidated net income and stockholders’ equity relate to deferred income taxes represent the deferred income tax effects of the aforementioned U.S. GAAP adjustments.

Under both MFRS and U.S. GAAP, the change in deferred income taxes resulting from the effects of accounting for inflation with respect to the tax values of assets and liabilities is recorded as a component of income tax expense.

MFRS requires the classification of the net deferred income tax asset or liability as long-term, while U.S. GAAP requires classification based on the current or long-term nature of the asset or liability to which the deferred relates.

A reconciliation of the net deferred income tax asset from MFRS to U.S. GAAP and the composition of the net deferred income tax asset under U.S. GAAP is as follows:

	$000,00.00	$000,00.00
	2011	2010
		(Unaudited)
Reconciliation of deferred income tax asset:
Net deferred income tax asset under MFRS	$27,224	$231
Effects of elimination of inflation	132,397	110,051
Effects of employee retirement obligations	319	(387)
Effects of rent holidays	11,880	12,003
Effects of amortization of goodwill	(4,144)	(4,144)
Effects of actuarial gains in other comprehensive income	91	670

Total U.S. GAAP adjustments to net deferred income tax asset	$140,543	$118,193

Net deferred income tax asset under U.S. GAAP	167,767	118,424

Net deferred ISR asset under U.S. GAAP	208,170	144,255

Net deferred IETU asset under U.S. GAAP	(40,403)	(25,831)

	2011	2010
		(Unaudited)
Composition of net deferred income tax asset:
ISR
Current deferred ISR assets (liabilities):
Allowance for doubtful accounts	$853	$1,891
Inventories	(55,539)	(96,920)
Accrued liabilities	17,422	24,598
Advanced payments	(19,957)	(31,523)

Current deferred ISR liability – Net	(57,221)	(101,954)

Non – current deferred ISR assets (liabilities):
Rents holidays	11,880	12,003
Property, equipment and leasehold improvements	239,163	221,663
Effect of tax loss carryforwards	78,229	79,663
Other, net	11,706	12,122
Valuation allowance for deferred ISR asset	(75,587)	(79,242)

Non – current deferred ISR asset – Net	265,391	246,209

Net deferred ISR asset under U.S. GAAP	$208,170	$144,255

IETU
Current deferred IETU liability:
Account receivable	$—	$(1,761)
Account receivable from affiliated companies	(49,690)	(33,395)

	(49,690)	(35,156)
Non – current deferred IETU assets – (liabilities):
Vehicles	(1,789)	(344)
Accrued expenses	11,076	9,669

Non – current deferred IETU asset – Net	9,287	9,325

Total IETU liability asset under U.S. GAAP	$(40,403)	$(25,831)

U.S. GAAP also provides guidance regarding recognition, measurement and disclosure of uncertain tax positions taken by an enterprise. If an entity is unable to conclude that it is not more likely than not that the position it took will be upheld upon examination by the related tax authorities, all or a portion of the benefit related to such tax position may not be recognized. The Company has not taken any tax position for which it does not believe that it is more likely than not that the full amount of the benefit taken will be sustained upon review, based on technical merits of the position taken. The tax years that remain subject to examination by tax authorities are 2000 to 2010.

(vii)	Additional presentation and disclosure differences -

(a)	Fair value of financial instruments and fair value measurements—Under U.S. GAAP, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value fall within one of the following three levels:

Level 1—applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2—applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3—applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, trade accounts payable and accrued expenses. The Company believes that the recorded values of these financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(b)	Classification of certain items in the consolidated balance sheets and consolidated statements of income—Under MFRS, the classification of certain costs and expenses differ from that required by U.S. GAAP.

i.	Other expense of $48,452, $23,324 and $4,694 in 2011, 2010 (unaudited) and 2009 (unaudited), respectively, is considered other operating expense under U.S. GAAP.

ii.	Normal bank commissions stemming from credit card transactions are included within comprehensive financing cost in the consolidated statements of income under MFRS; these amounts are included within selling, administrative and general expenses under U.S. GAAP. The Company also incurs additional bank commissions on interest-free sales offered to customers, where such sale is ultimately financed by the bank and not the Company. In those cases, the sale price of the product sold is increased. Those additional commissions are included within comprehensive financing cost under MFRS. Under U.S. GAAP, the amounts are a reduction of the additional revenue charged to the customers. The amounts reclassified in 2011, 2010 (unaudited) and 2009 (unaudited) are $89,912, $47,568 and $82,155, respectively.

iii.	Certain items classified within other revenues in the consolidated statements of operations under MFRS are presented within other operating income under U.S. GAAP. Such amounts in 2011, 2010 (unaudited) and 2009 (unaudited) are $9,567, $25,788 and $39,427, respectively.

(c)	Consolidated statement of cash flows—Under MFRS, the Company presents a consolidated statement of cash flows similar to that required under U.S. GAAP. However, certain classification differences exist, mainly with respect to interest paid. As well, U.S. GAAP requires disclosures of non-cash investing and financing activities.

	2011	2010	2009
		(Unaudited)	(Unaudited)
Net income under U.S. GAAP	$781,764	$793,698	$821,481
Depreciation and amortization	287,053	240,384	211,573
Allowance for doubtful accounts	(6,150)	(1,804)	2,748
(Gain) loss on sale of fixed assets	(1,147)	15,520	(1,235)
Deferred income tax	(49,343)	(33,808)	(53,752)
Net periodic cost	10,235	10,789	4,292
Unrealized foreign exchange loss (gain)	6,095	(4,999)	(29,850)

	1,028,507	1,019,780	955,257

Changes in operating assets and liabilities:
Accounts receivable and recorvable taxes	(45,421)	(93,998)	23,891
Due to/from related parties	(527)	463	131
Inventories	(204,088)	(495,636)	121,389
Trade accounts payable	48,050	213,819	(73,240)
Accrued expenses	68,478	5,177	56,255
Accrued taxes	—	(39,879)	(47,023)
Other liabilities	(2,305)	(603)	603

Cash flows provided by operating activities	892,694	609,263	1,037,263

Cash flows from investing activities:
Purchases of equipment and investments in leasehold improvements	(529,491)	(321,450)	(424,793)
Acquisitions of subsidiaries, net of cash acquired	—	(178,353)	—
Purchases of trade mark	—	(10,786)	—
Proceeds from the sale of equipment	6,321	2,876	5,781

Net cash used in investing activities	(523,170)	(507,713)	(419,012)

	2011	2010	2009
		(Unaudited)	(Unaudited)
Cash flows from financing activities:
Borrowings from related party	400,000	—	—
Banks borrowings	100,000	100,000	330,000
Repayments to related party	(400,000)	—	—
Repayments of banks borrowings	(100,000)	(100,000)	(330,000)
Dividends paid	(600,000)	—	(400,000)

Net cash used in financing activities	(600,000)	—	(400,000)
Effect of exchange rate changes on cash	140,215	(30,711)	(31,925)
Cash and cash equivalents:
Net increase (decrease) for the year	(90,261)	70,699	186,326

Beginning of year	392,917	322,218	135,892
End of the year	$302,656	$392,917	$322,218

Supplemental disclosures of cash flow information

Cash paid during the year for:

	2011	2010 (Unaudited)	2009 (Unaudited)
Interest	$21,580	$6,684	$17,870
Income taxes	251,339	218,166	364,242

Supplemental disclosure of noncash investing activities:

	2011	2010 (Unaudited)	2009 (Unaudited)
Fixed assets adquired during the year	$45,152	$12,986	$1,135

(d)	Statement of comprehensive income – The Company’s statement of comprehensive income under U.S. GAAP is as follows:

	2011	2010	2009
		(Unaudited)	(Unaudited)
Consolidated net income under U.S. GAAP	$781,764	$793,698	$821,481
Other comprehensive income:
Translation effects of operations of foreign entities	140,215	(30,711)	(31,925)
Effect of employee retirement obligations (net of tax of $91, $670 and $145 in 2011, 2010 and 2009, respectively)	2,728	(3,156)	(854)

Total comprehensive income under U.S. GAAP	$924,707	$759,831	$788,702

(viii)	New accounting pronouncements under U.S. GAAP -

(a)	In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, which updated the guidance in Accounting Standards Codification (“ASC”) Topic 220, Comprehensive Income. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. This new guidance was originally proposed to be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and applied retrospectively. In October 2011, the FASB proposed to indefinitely defer the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income on the face of the respective statements; entities still must comply with the existing requirements during the deferral period. The remaining requirements of ASU 2011-05 are effective for the Company as of the beginning of its first quarter of 2012. The Company is currently evaluating the effects of adopting the guidance in the ASU.

(b)	In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment, which amends the guidance in ASC 350-20. The amendments in ASU 2011-08 provide entities with the option of performing a qualitative assessment before performing the first step of the two-step impairment test. If entities determine, on the basis of qualitative factors, it is not more likely than not that the fair value of the reporting unit is less than the carrying amount, then performing the two-step impairment test would be unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. ASU 2011-08 also provides entities with the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to the first step of the two-step impairment test. ASU 2011-08 is effective for interim and annual periods beginning after December 15, 2011 but early adoption is permitted. The Company is currently evaluating the effects of adopting the guidance in the ASU.

(c)	In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which updated the guidance in ASC Topic 820, Fair Value Measurement. ASU 2011-04 clarifies the application of existing fair value measurement requirements including (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (3) quantitative information required for fair value measurements categorized within Level 3. ASU 2011-04 also provides guidance on measuring the fair value of financial instruments managed within a portfolio, and application of premiums and discounts in a fair value measurement. In addition, ASU 2011-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The amendments in this guidance are to be applied prospectively, and are effective for interim and annual periods beginning after December 15, 2011, and early application is not permitted. The Company is currently evaluating the effects of adopting the guidance in the ASU.

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